UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2016
Conn’s, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34956	06-1672840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4055 Technology Forest Blvd., Suite 210 The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (936) 230-5899
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Amendment to Revolving Credit Facility

As a result of discussions with the lenders under Conn’s, Inc.’s (the “Company”) Third Amended and Restated Loan and Security Agreement (the “Loan Agreement”) dated as of October 31, 2015, among the Company, as parent and guarantor, Conn Appliances, Inc., Conn Credit I, LP and Conn Credit Corporation, Inc., as borrowers, certain banks and financial institutions named therein, as lenders, and Bank of America, N.A., as Administrative Agent for the Lenders, on February 16, 2016, the Company entered into a First Amendment to the Loan Agreement.  The Amendment, among other things, amends the definition of (i) “Interest Expense” to exclude non-cash deferred amortization of debt related transaction costs, so that interest expense calculations are based on cash-flow driven metrics; and (ii) “Cash Recovery Percent” to extend from 6 months to 18 months the time frame subsequent to the closing of a securitization transaction in which the Cash Recovery Percent will be determined based on the Managed Contract Portfolio (as defined in the Loan Agreement).  We believe this time frame more accurately reflects what is needed for the seasoning of a new portfolio.

The modifications to the Loan Agreement, as reflected in the Amendment, we believe, better enables the Company to maintain a diversified capital structure, including executing periodic securitization transactions, and also supports share repurchases from time to time.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description of Document
10.1
First Amendment to Third Amended and Restated Loan and Security Agreement, dated February 16, 2016, by and among the Conn’s, Inc., as parent and guarantor, Conn Appliances, Inc., Conn Credit I, LP and Conn Credit Corporation, Inc., as borrowers, certain banks and financial institutions named therein, as lenders, and Bank of America N.A., in its capacity as agent for lenders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONN'S, INC.
Date:	February 19, 2016	By:	/s/ Thomas R. Moran
		Name:	Thomas R. Moran
		Title:	Executive Vice President and Chief Financial Officer